                   PRELIMINARY COPY -- SUBJECT TO COMPLETION
________________________________________________________________________________

                            SCHEDULE 14A INFORMATION
                 CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[x] Preliminary Consent Statement

[ ] Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))

[ ] Definitive Consent Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 'SS'240.14a-11(c) or 'SS'240.14a-12

                                AMP INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ALLIEDSIGNAL INC.
                          PMA ACQUISITION CORPORATION
     (NAME OF PERSON(S) FILING CONSENT STATEMENT, IF OTHER THAN REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[x] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11:

    1) Title of each class of securities to which transaction applies:

       ...............................................................

    2) Aggregate number of securities to which transaction applies:

       ...............................................................

    3) Per unit price or other underlying transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ...............................................................

   4) Proposed maximum aggregate value of transaction:

       ...............................................................

   5) Total fee paid:

       ...............................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ...............................................................

    2) Form, Schedule or Registration Statement No.:

       ...............................................................

    3) Filing Party:

       ...............................................................

    4) Date Filed:

       ...............................................................

________________________________________________________________________________

PRELIMINARY COPY
SUBJECT TO COMPLETION

[LOGO ALLIEDSIGNAL]                                 AlliedSignal Inc.
                                                    P.O. Box 3000
                                                    Morristown, NJ 07962-2496

LARRY BOSSIDY
Chairman and
Chief Executive Officer

August   , 1998

Dear AMP Shareowners:

     As you know, at the end of July I proposed to AMP management a combination with AlliedSignal that, in the view of AlliedSignal's Board of Directors, would be in the best interests of the shareowners of both companies. When AMP management did not respond to our proposal, AlliedSignal announced on August 4th its intention to commence a tender offer for all the outstanding shares of AMP, to give you the opportunity to sell your stock to AlliedSignal for $44.50 per share in cash. At the time, AMP stock was selling at approximately $29 per share, and the offer represented a premium of approximately 55%. The offer was formally commenced on August 10.

     AMP currently has in place a number of anti-takeover measures, including a 'poison pill,' that prevent AlliedSignal from going forward with the purchase of AMP shares.

     Our effort is dedicated to removing the obstacles that prevent you, the shareowners, from accepting our $44.50 tender offer. In our judgment, adoption of our by-law proposals and election of our nominees to the AMP board will create the greatest likelihood that you, the shareowners, will be the ultimate decision makers.

     This is an opportunity for you to express your view on what you want to happen. I urge you to read the enclosed materials, which describe in greater detail our precise proposals. Then, please fill out and sign the enclosed blue card as soon as possible and mail it in the envelope provided. This is your chance to stop the existing AMP directors and management from standing in the way of your realizing $44.50 in cash, now, from your AMP shares.

                                         Sincerely,

                                         LARRY BOSSIDY
                                         Chairman and Chief Executive Officer

                                   IMPORTANT

     1. If your shares of Company Common Stock are held in your own name, please mark, sign and date the enclosed BLUE consent card and mail it to Morrow & Co., Inc. in the postage-paid envelope provided.

     2. If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE consent card to be signed representing your shares. Parent and Purchaser urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Parent and Purchaser in care of Morrow & Co., Inc. so that Parent and Purchaser will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

PRELIMINARY COPY
SUBJECT TO COMPLETION
AUGUST   , 1998
                               CONSENT STATEMENT
                                       OF
                               ALLIEDSIGNAL INC.
                          PMA ACQUISITION CORPORATION

     This Consent Statement is furnished by AlliedSignal Inc., a Delaware corporation ('Parent'), and PMA Acquisition Corporation, a Delaware corporation ('Purchaser'), a wholly owned subsidiary of Parent, in connection with the solicitation by Parent and Purchaser of written consents from holders of shares of Common Stock without par value ('Company Common Stock') of AMP Incorporated, a Pennsylvania corporation (the 'Company'), to take the following actions without a shareholders' meeting, as permitted by the Company's articles of incorporation and Pennsylvania law:

          (1) Amend Section 2.2 of Article II of the Company's by-laws (the 'Company By-laws') to fix the number of directors of the Company at twenty-eight;

          (2) Amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company's Board of Directors (the 'Company Board') created as a result of a shareholder amendment to the Company By-laws may be filled only by a vote of the Company's shareholders;

          (3) Amend Section 1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate candidates for election to the Company Board pursuant to shareholder action by written consent need not comply with the advance notification provisions of the Company By-laws applicable to the nomination of candidates in connection with meetings of the shareholders (the 'Advance Notification Provisions');

          (4) Elect seventeen nominees of Parent and Purchaser (the 'Nominees') to serve as directors of the Company (or, if any such Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees); and

          (5) Repeal each provision of the Company By-laws or amendments thereto adopted subsequent to July 22, 1998 and prior to the effectiveness of the Proposals (as defined below) and the seating of a sufficient number of Nominees so that Nominees constitute a majority of the Company Board.

     All of the foregoing actions (collectively, the 'Proposals') are designed to facilitate the election of the Nominees to the Company Board.

                PARENT AND PURCHASER RECOMMEND THAT YOU CONSENT
                            TO EACH OF THE PROPOSALS

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----

Summary....................................................................................................     3
     The Offer and the Proposed Merger.....................................................................     3
     Consent Procedures....................................................................................     4
Reasons for the Solicitation...............................................................................     6
The Proposals..............................................................................................     6
Parent and Purchaser Recommend that You Consent to Each of the Proposals...................................     7
Proposed Merger............................................................................................    11
Voting Securities and Principal Holders ...................................................................    11
Certain Information Concerning Parent and Purchaser........................................................    12
Background of the Solicitation.............................................................................    12
Solicitation of Consents...................................................................................    17
Consent Procedure..........................................................................................    17
     Effectiveness and Revocation of Consents..............................................................    18
     Special Instructions..................................................................................    18
Dissenters' Rights.........................................................................................    19
Litigation.................................................................................................    19
ANNEX I....................................................................................................    21
ANNEX II...................................................................................................    24
ANNEX III..................................................................................................    25
ANNEX IV...................................................................................................    26

                                    SUMMARY

     The information contained in this summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Consent Statement.

THE OFFER AND PROPOSED MERGER

     On August 10, 1998, Purchaser commenced an offer to purchase all of the outstanding shares of Company Common Stock, together with the associated common stock purchase rights (the 'Rights') issued pursuant to the Rights Agreement of the Company, dated October 25, 1989, between the Company and the Rights Agent thereof, as amended (the 'Rights Agreement') (the Company Common Stock, together with the associated Rights, being referred to as the 'Shares'), at $44.50 net per Share (the 'Offer Price') upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated August 10, 1998 (the 'Offer to Purchase'), and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the 'Offer').

     The Offer is conditioned upon, among other things, (i) the acquisition of Shares pursuant to the Offer having been approved by the Company Board for purposes of Chapter 29, Subchapter F of the Pennsylvania Business Corporation Law (the 'PBCL') (the 'Business Combination Statute') or Purchaser being satisfied, in its sole discretion, that the Business Combination Statute is invalid or otherwise inapplicable to the Offer and the Proposed Merger described below, and (ii) the Rights having been redeemed by the Company Board or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger.

     Subject to the fulfillment of their fiduciary duties as directors of the Company, the Nominees intend, if elected as directors of the Company, to cause the Company to enter into an agreement (a 'Proposed Merger Agreement') with Parent providing for a merger or similar business combination (a 'Proposed Merger') in which holders of shares of Company Common Stock would receive cash consideration per share of Company Common Stock equal to the Offer Price. The Nominees also intend to take whatever other actions are appropriate, subject to fulfillment of their fiduciary duties as directors of the Company, to facilitate the Offer and Proposed Merger, including approving the Offer and Proposed Merger for purposes of the Business Combination Statute.

     According to a letter dated November 8, 1989, from the Company to its shareholders relating to adoption of the Rights Agreement (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1989), the Rights Agreement provides (the 'Dead Hand Provision') that '[u]nder certain circumstances set forth in the Rights Agreement, the decision to redeem [the Rights] shall require the concurrence of a majority of the Continuing Directors.' According to the letter, ' `Continuing Directors' means any member of the Board of Directors of the Company who was a member of the Board prior to [October 25, 1989], and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the
Continuing Directors . . . .' Parent and Purchaser believe the Dead Hand
Provision is unenforceable. If the Dead Hand Provision is enforceable, the Nominees, subject to fulfillment of their fiduciary duties as directors of the Company, intend to seek the required approval of a majority of Continuing Directors to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), but there can be no assurance that they will succeed in obtaining such approval.

     Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from the Information Agent for the Offer, Morrow & Co., Inc. ('Morrow'), and in the Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1'), which was filed with the Securities and Exchange Commission (the 'Commission') on August 10, 1998. The Schedule 14D-1 and any amendments, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth under 'CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.'

CONSENT PROCEDURES

     Section 1763 of the PBCL provides that, unless otherwise set forth in a corporation's by-laws, the board of directors of a corporation may, for any purpose, fix a record date for the determination of shareholders of record.
Section 1.7.2 of Article II of the Company By-laws (the 'Record Date By-law') provides that any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Company, request that the Company Board fix a record date. The Company Board is required to promptly, but in all events within 10 days of the date on which such a request is received, adopt a resolution fixing the record date. Under the PBCL and the Record Date By-law, if no record date has been fixed by the Company Board within 10 business days of the receipt of the request, the record date will be the first date on which a signed, written consent setting forth the action taken or proposed to be taken is delivered to the Company. On August 11, 1998, Parent and Purchaser requested that the Company Board fix August 31, 1998 as the record date for the consent solicitation made
hereby. [On            , 1998, the Company Board fixed            , 1998, as the
record date for the solicitation (the 'Record Date').] [The Company Board did not fix a record date for the consent solicitation made hereby prior to
           , 1998. On            , 1998, Parent delivered a signed consent to
the Company. Accordingly, the record date for the consent solicitation made
hereby (the 'Record Date') will be            , 1998.]

     Parent will pay all costs in connection with its solicitation of consents. The consents are being solicited pursuant to the procedure established by Sections 1766 and 2524 of the PBCL and Sections 1.7.2 and 1.7.3 of the Company By-laws. Shareholders of the Company of record as of the close of business on the Record Date are entitled to consent to the Proposals. As more fully described in 'CONSENT PROCEDURE' below, the Proposals will become effective when properly completed, unrevoked consents consenting to the Proposals are signed by the holders of record as of the close of business on the Record Date of a majority of the shares of Company Common Stock then outstanding, if these consents are delivered to the Company within 90 days of the Record Date. The effectiveness of each Proposal is subject to, and conditioned upon, the adoption of all other Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. See 'CONSENT PROCEDURE.'

     This Consent Statement and the related BLUE consent card are first being
sent or given on or about        , 1998, to all holders of record of shares of
Company Common Stock on the Record Date. The Company Common Stock constitutes the only outstanding class of voting securities of the Company. Accordingly, only holders of shares of Company Common Stock are entitled to execute and deliver consents. For information regarding the person believed to be the beneficial owner of more than 5% of the Company Common Stock, see 'VOTING SECURITIES AND PRINCIPAL HOLDERS.' Parent is the beneficial owner of 100 shares of Company Common Stock.

     ADOPTION OF THE PROPOSALS, INCLUDING THE INCREASE OF THE SIZE OF THE COMPANY BOARD AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER. ACCORDINGLY, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT CARD.

     THIS CONSENT STATEMENT IS ONLY A REQUEST FOR CONSENTS TO THE PROPOSALS. IT IS NOT A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE.

     Because the Proposals will become effective only if properly completed, unrevoked consents consenting to such Proposals are signed and returned by holders of record as of the close of business on the Record Date of a majority of the total number of shares of Company Common Stock then outstanding, any failure to execute and return a consent, and all abstentions and broker non-votes, will have the same effect as voting against the Proposals.

     Parent has retained Morrow to assist in the solicitation of consents to the Proposals.

     If your shares of Company Common Stock are registered in your own name, please mark, sign and date the enclosed BLUE consent card and mail it to Morrow in the postage-paid envelope provided. If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such entity can sign a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE consent card to be signed representing your shares. Parent and Purchaser urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Parent and Purchaser in care of Morrow & Co., Inc. so that Parent and Purchaser will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                          REASONS FOR THE SOLICITATION

     Because the Company has not been receptive to the Offer and the Proposed Merger and has to date declined Parent's invitation to meet with representatives of Parent to discuss a transaction, Parent and Purchaser are soliciting the written consent of shareholders to the Proposals in an effort to facilitate the consummation of the Offer and Proposed Merger.

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent currently intends, as soon as practicable following the consummation of the Offer, to propose and seek to have the Company consummate a Proposed Merger. The purpose of the Proposed Merger under these circumstances would be to acquire all of the Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each outstanding Share (other than Shares owned by Parent, Purchaser, or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect available appraisal rights under the PBCL) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     Although Purchaser commenced the Offer to acquire all of the outstanding Shares for cash, Parent is seeking to negotiate with the Company, in conjunction with or in substitution for the Offer, a Proposed Merger. Purchaser has reserved the right to amend the Offer if it is successful in negotiating the Proposed Merger (including the number of Shares to be purchased and the proposed Offer Price) and, if the negotiated Proposed Merger does not contemplate a tender offer, to terminate the Offer without purchasing any Shares thereunder.

     Parent and Purchaser believe that the Offer and Proposed Merger are in the best interests of the shareholders of the Company and the Offer Price is a fair price for the Shares because the Offer Price reflects a premium of approximately 55% over the $28 7/8 closing price for the Shares on the New York Stock Exchange (the 'NYSE') on August 3, 1998, the last full trading day preceding the public announcement of the Offer.

     Subject to fulfillment of their fiduciary duties as directors, the Nominees intend, if elected to the Company Board, to cause the Company to enter into a Proposed Merger Agreement with Parent that would provide for a transaction in which shareholders of the Company would receive for each share of Company Common Stock cash consideration per share equal to the Offer Price. The Nominees also intend, subject to fulfillment of their fiduciary duties as directors of the Company, to take whatever other actions are appropriate to facilitate the Offer and Proposed Merger.

                                 THE PROPOSALS

     Parent and Purchaser are seeking written consents from holders of shares of Company Common Stock to take the following actions without a shareholders' meeting, as permitted by the Company's articles of incorporation and the PBCL:

          1. Amend Section 2.2 of Article II of the Company By-laws to fix the number of directors of the Company at twenty-eight and to provide that
     Section 2.2 may be amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares;

          2. Amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company Board created as a result of a shareholder amendment to the Company By-laws may be filled only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares and that this amendment to Section 2.4 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares;

          3. Amend Section 1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate persons for election to the Company Board by shareholder action by written consent need not comply with the Advance Notification Provisions and to provide that this amendment to
     Section 1.7.2 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares;

          4. Elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew
     C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert
     C. Winters and Henry T. Yang, the Nominees, to serve as directors of the Company (or, if any Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees); and

          5. Repeal each provision of and amendment to the Company By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the Proposals and the seating of a sufficient number of Nominees so that the Nominees constitute a majority of the Company Board.

     The effectiveness of each of the Proposals is subject to, and conditioned upon, the adoption of each of the other Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding.

               PARENT AND PURCHASER RECOMMEND THAT YOU CONSENT TO
                             EACH OF THE PROPOSALS

     By-law Amendment Fixing Number of Directors at Twenty-Eight. Shareholders are being asked to adopt a Proposal to amend Section 2.2 of Article II of the Company By-laws to fix the number of directors of the Company at twenty-eight. The text of this proposed amendment to the Company By-laws is set forth in its entirety in Annex IV to this Consent Statement. The Company By-laws currently provide that the Company Board is to consist of at least three directors, with the actual number of directors to be determined from time to time by the Company Board. The proposed By-law amendment would increase the size of the Company Board from eleven to twenty-eight so that, if the Proposal to elect the seventeen Nominees is approved, the Nominees will constitute a majority of the members of the Company Board. To ensure that this proposed amendment, if adopted, cannot be unilaterally repealed by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

     By-law Amendment Permitting Shareholders to Fill Vacancies on the Company Board. Shareholders are being asked to adopt a Proposal to amend Section 2.4 of
Article II of the Company By-laws to provide that vacancies on the Company Board created as a result of a shareholder amendment to the Company By-laws may be filled only with the approval of holders of a majority of the outstanding voting shares of the Company. The text of this proposed amendment to the Company By-laws is set forth in its entirety in Annex IV. The Company By-laws currently provide that vacancies on the Company Board, however caused, including vacancies resulting from an increase in the number of directors, may be filled by the Company Board. No provision is currently made for the filling of vacancies by shareholders. The proposed By-law amendment would grant to shareholders the exclusive right to elect the Nominees to fill the vacancies on the Company Board resulting from the increase in the size of the Company Board from eleven to twenty-eight members. To ensure that this proposed amendment, if adopted, cannot be repealed unilaterally by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

     Election of Nominees. Shareholders are being asked to adopt a Proposal to elect as directors of the Company each of the seventeen Nominees named in the table below, each of whom has consented to serve as a director, if elected, until the next annual meeting of shareholders or until his or her successor has been elected and qualified. The Purchaser's primary purpose in seeking to elect the Nominees to the Company Board is to facilitate the consummation of the Offer and Proposed Merger. However, if elected, the Nominees, along with the other directors of the Company, would be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under Pennsylvania law to discharge his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Circumstances may arise in which the interests of Parent, Purchaser and their affiliates, on the one hand, and the interests of other shareholders of the Company, on the other hand, may differ. In any such case, the Nominees intend to discharge fully the obligations owing to the Company and its shareholders and other stakeholders under Pennsylvania law. Although Parent and Purchaser have no reason to believe that any of the Nominees may be unable or unwilling to serve as directors, if any of the Nominees is unable to serve as a director of the Company due to death, disability or otherwise, the remaining Nominee or Nominees may designate another person or persons to replace the Nominee or Nominees unable to serve.

     Set forth below are the name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past five years. This information has been furnished to Parent by the respective Nominees. Each of the Nominees has consented to serve as a director. Each of the Nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Hans W. Becherer, 63                  Mr. Becherer is Chairman and Chief Executive Officer of Deere & Company, a
Deere & Company                       manufacturer of mobile power machinery and a supplier of financial
One John Deere Place                  services. After serving in a variety of managerial and executive positions,
Moline, IL 61265-8098                 he became a director of Deere in 1986 and was elected President and Chief
                                      Operating Officer in 1987, President and Chief Executive Officer in 1989
                                      and Chairman and Chief Executive Officer in 1990. He is a director of
                                      Parent, The Chase Manhattan Corporation and Schering-Plough Corporation.

Lawrence A. Bossidy, 63               Mr. Bossidy has been Chief Executive Officer of Parent since July 1991 and
AlliedSignal Inc.                     Chairman of the Board of Directors of Parent since January 1992. He
101 Columbia Road                     previously served in a number of executive and financial positions with
Morristown, NJ 07962                  General Electric Company. Mr. Bossidy was Chief Operating Officer of
                                      General Electric Credit Corporation (now General Electric Capital
                                      Corporation) from 1979 to 1981, Executive Vice President and Sector
                                      Executive of GE's Services and Materials Sector from 1981 to 1984, and Vice
                                      Chairman and Executive Officer of GE from 1984 until he joined Parent. He is a director of Champion International Corporation, J. P. Morgan & Co.
                                      Incorporated and Merck & Co., Inc. Mr. Bossidy is also a director of
                                      Purchaser.

Ann M. Fudge, 47                      Ms. Fudge, Executive Vice President of Kraft Foods, Inc., joined General
Maxwell House and                     Foods USA in 1986 and held several planning and marketing positions before
Post Division                         being appointed Executive Vice President and General Manager of the Dinners
Kraft Foods, Inc.                     and Enhancers Division in 1991. In 1994, she was named President of Kraft
555 South Broadway                    General Foods' Maxwell House Coffee Company. In 1995, Ms. Fudge assumed her
Mail Code TA1-2                       current position while continuing to head the Maxwell House Coffee Division
Tarrytown, NY 10591                   as General Manager. She became President of Kraft's Maxwell House and Post
                                      Division in 1997. Kraft is the multinational food business of Philip Morris
                                      Companies Inc. Ms. Fudge is a director of Parent and Liz Claiborne, Inc.

Paul X. Kelley, 69                    General Kelley is a Partner of J.F. Lehman & Company, an investment firm.
700 13th Street, N.W.                 He previously was Vice Chairman of Cassidy & Associates, Inc., a
Suite 400                             Washington-based government relations firm, from 1989 until early 1998, and
Washington, DC                        he served as Commandant of the Marine Corps and as a Member of the Joint
20005-5917                            Chiefs of Staff from 1983 until his retirement in 1987. General Kelley is a director of Parent, GenCorp Inc., Saul Centers, Inc., Sturm, Ruger &
                                      Company, Inc., UST Inc. and The Wackenhut Corporation.

Peter M. Kreindler, 53                Mr. Kreindler has been Senior Vice President, General Counsel and Secretary
AlliedSignal Inc.                     of Parent since December 1994. He was Senior Vice President and General
101 Columbia Road                     Counsel of Parent from March 1992 to November 1994. Mr. Kreindler is also a
Morristown, NJ 07962                  director and Vice President and Secretary of Purchaser.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Robert P. Luciano, 64                 Mr. Luciano is Chairman of the Board of Schering-Plough Corporation, a
Schering-Plough Corporation           manufacturer and marketer of pharmaceuticals and consumer products, which
One Giralda Farms                     he joined in 1978. He served as President from 1980 to 1986 and Chief
Madison, NJ 07940                     Executive Officer from 1982 through 1995. He has been Chairman of the Board since 1984. He is a director of Parent, C.R. Bard, Inc. and Merrill Lynch &
                                      Co.

Robert B. Palmer, 57                  Mr. Palmer is the former Chairman, President and Chief Executive Officer of
124 Mount Auburn Street               Digital Equipment Corporation, a provider of networked computer systems,
Suite 200 North                       software and services. He had advanced through a series of executive
Cambridge, MA 02138                   positions after joining Digital in 1985, becoming President and Chief
                                      Executive Officer in 1992 and Chairman of the Board in 1995. He is a
                                      director of Parent.

Russell E. Palmer, 64                 Mr. Palmer is Chairman and Chief Executive Officer of The Palmer Group, a
The Palmer Group                      private investment firm he established in 1990 after serving seven years as
3600 Market Street, Suite 530         Dean of The Wharton School of the University of Pennsylvania. He previously
Philadelphia, PA 19104                served as Managing Director and Chief Executive Officer of Touche Ross
                                      International and Managing Partner and Chief Executive Officer of Touche
                                      Ross & Co. (USA) (now Deloitte and Touche). He is a director of Parent,
                                      Bankers Trust Company, Bankers Trust New York Corporation, Federal Home
                                      Loan Mortgage Corporation, GTE Corporation, The May Department Stores
                                      Company and Safeguard Scientifics, Inc.

Frederic M. Poses, 55                 Mr. Poses began his career with Parent in 1969 and advanced through a
AlliedSignal Inc.                     number of managerial and executive positions until he was named President
101 Columbia Road                     of the Plastics and Engineered Materials Division in 1983, President of the
Morristown, NJ 07962                  Fibers Division in 1986, and President of AlliedSignal Engineered Materials
                                      in 1988, when he was also elected Executive Vice President of Parent. In
                                      1997, he was named Vice Chairman and elected to the Board of Directors of
                                      Parent. In June 1998, he became President and Chief Operating Officer.
                                      He is also a director and President of Purchaser.

Donald J. Redlinger, 53               Mr. Redlinger has been Senior Vice President -- Human Resources and
AlliedSignal Inc.                     Communications of Parent since February 1995. He was Senior Vice
101 Columbia Road                     President -- Human Resources of Parent from January 1991 to January 1995.
Morristown, NJ 07962

Ivan G. Seidenberg, 51                Mr. Seidenberg is Vice Chairman, President and Chief Executive Officer of
Bell Atlantic Corporation             Bell Atlantic Corporation, a telecommunications and information services
1095 Avenue of the Americas, 39th     provider. He had previously held several senior management positions with
Floor                                 NYNEX Corporation, which he joined in 1983, before becoming a director and
New York, NY 10036                    Vice Chairman of the Board in 1991, President and Chief Operating Officer
                                      in 1994, and Chairman and Chief Executive Officer in 1995. He became Vice
                                      Chairman, President and Chief Operating Officer of Bell Atlantic
                                      Corporation in 1997 and assumed his current position in 1998. He is a director of Parent, American Home Products Corporation, Boston Properties,
                                      Inc., CVS Corporation and Viacom Inc.

Andrew C. Sigler, 66                  Mr. Sigler retired as Chairman and Chief Executive Officer of Champion
Champion International                International Corporation, a paper and forest products company, in 1996. He
  Corporation                         was elected President and Chief Executive Officer of Champion in 1974 and
One Champion Plaza                    Chairman and Chief Executive Officer in 1979. He is a director of Parent,
Stamford, CT 06921                    The Chase Manhattan Corporation and General Electric Company.

John R. Stafford, 60                  Mr. Stafford is Chairman, President and Chief Executive Officer of American
American Home Products                Home Products Corporation, a manufacturer of pharmaceutical, health care,
  Corporation                         animal health and agricultural products. After joining that company in
Five Giralda Farms                    1970, he held a number of executive positions before becoming President in
Madison, NJ                           1981, an office he held until 1990 and which he resumed in early 1994. He
07940-0874                            was elected Chairman of the Board and Chief Executive Officer in 1986. He
                                      is a director of Parent, Bell Atlantic Corporation, The Chase Manhattan
                                      Corporation and Deere & Company.

           NAME, AGE AND                     PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
          BUSINESS ADDRESS                                                 -
------------------------------------
Thomas P. Stafford, 67                Lt. Gen. Stafford joined the consulting firm of General Technical Services,
1006 Cameron Street                   Inc. in 1984. He is also Vice Chairman and co-founder of Stafford, Burke
Alexandria, VA 22314                  and Hecker, Inc., a Washington-based consulting firm. After serving as an astronaut for a number of years, he retired in 1979 from the Air Force as
                                      Deputy Chief of Staff for Research, Development and Acquisition and served as Vice Chairman of Gibraltar Exploration Limited until 1984. Lt. Gen.
                                      Stafford is also Chairman of the Board of Omega Watch Corporation of
                                      America and is a director of Parent, CMI Corporation, Cycomm International
                                      Inc., Seagate Technology Inc., Timet Inc., Tracor, Inc. and Tremont
                                      Corporation.

Richard F. Wallman, 47                Mr. Wallman has been Senior Vice President and Chief Financial Officer of
AlliedSignal Inc.                     Parent since March 1995. He was Vice President and Controller of
101 Columbia Road                     International Business Machines Corp. (IBM), a manufacturer of
Morristown, NJ 07962                  information-handling systems, from April 1994 to February 1995 and General
                                      Assistant Controller of IBM from October 1993 to March 1994. He was
                                      Assistant Controller -- Sales & Marketing of Chrysler Corporation from
                                      April 1989 to September 1993.

Robert C. Winters, 66                 Mr. Winters retired as Chairman and Chief Executive Officer and became
The Prudential Insurance              Chairman Emeritus of The Prudential Insurance Company of America, a
  Company                             provider of insurance and financial services, in December 1994. During his
751 Broad Street                      career with Prudential, which he joined in 1953, he held various managerial
11th Floor                            positions prior to his election as Executive Vice President in 1978, Vice
Newark, NJ 07102-3777                 Chairman in 1984 and Chairman and Chief Executive Officer in 1987. He is a
                                      director of Parent.

Henry T. Yang, 57                     Dr. Yang became Chancellor of the University of California, Santa Barbara
University of California,             in 1994. Prior to his current position, he served in a number of faculty
  Santa Barbara                       and administrative positions at Purdue University, starting in 1969. He
5221 Cheadle Hall                     became Head of Purdue's School of Aeronautics and Astronautics in 1979 and
Santa Barbara, CA 93106-2030          served as Dean of the School of Engineering and Director of the Computer
                                      Integrated Design, Manufacturing and Automation Center from 1984 until he joined the University of California. He is also a director of Parent.

     Annex III sets forth certain information relating to the Nominees' ownership of shares of the Company Common Stock and with respect to transactions between any of them and the Company.

     It is contemplated that each Nominee will be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her service as a Nominee. Under Parent's Certificate of Incorporation, Parent is obligated to indemnify and hold harmless against all expenses, liabilities and losses each person who is made a party to any action or proceeding by reason of the fact that he or she is a director, officer or employee of Parent or is serving at the request of Parent as a director, officer or employee of another company, to the fullest extent permitted by Delaware law.

     In accordance with applicable regulations of the Commission, the BLUE consent card delivered with this Consent Statement provides each shareholder of the Company with the opportunity to designate the names of any of the Nominees whom he or she does not desire to elect to the Company Board. PARENT URGES SHAREHOLDERS TO VOTE FOR ALL OF THE NOMINEES ON THE BLUE CONSENT CARD DELIVERED TOGETHER WITH THIS CONSENT STATEMENT.

     By-laws Amendment to Clarify Inapplicability of Advance Notification Provisions to Shareholder Action by Consent. Article IX of the Company's articles of incorporation provides that any action that may be taken at a meeting of the shareholders of the Company may be taken without a meeting if proper consent is made to the action. Section 1.5.3 of Article I of the Company By-laws currently provides that: 'Only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as directors.' The procedures set forth in Section 1.5.3 of Article I appear to apply only to nominations for election to the Company Board at meetings of shareholders. Such procedures require, in general, that nominations of candidates for consideration by shareholders be submitted to the Secretary of the Company, (i) with respect to an annual meeting, at least 45 days in advance of the date in the then-current year that corresponds to the date on which the Company first mailed its notice of annual meeting, proxy statement and proxy card for the prior year's annual meeting and (ii) with respect to a special meeting, by the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or public disclosure was made. The proposed amendment to Section 1.7.2 of Article I of the Company By-laws would clarify that the requirements of Section 1.5.3 of
Article I of the Company By-laws are inapplicable to the election of directors pursuant to action by written consent of shareholders. To ensure that this proposed amendment, if adopted, cannot be repealed unilaterally by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding shares of the Company. The text of the proposed amendment to Section 1.7.2 of the Company Bylaws is set forth in Annex IV.

     Repeal of By-laws Adopted Subsequent to July 22, 1998 and Prior to the Effectiveness of the Proposals and the Seating of the Nominees. This Proposal, if adopted, would repeal each and every provision of any amendment to the Company By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the Proposals and the seating of a sufficient number of Nominees so that Nominees constitute a majority of the Company Board. This Proposal is designed to prevent the Company Board from taking actions to amend the Company By-laws to attempt to nullify or delay the actions taken by the shareholders pursuant to the Proposals or to create new obstacles to the consummation of the Offer and Proposed Merger. According to publicly available information, the most recent version of the Company By-laws were adopted on July 22, 1998, and no amendments subsequent to that date have been publicly disclosed. If the Company Board has adopted since July 22, 1998, or adopts prior to the adoption of the Proposals and the seating of a sufficient number of Nominees so that Nominees constitute a majority of the Company Board, any amendments to the Company By-laws, this Proposal would repeal those amendments.

                                PROPOSED MERGER

     Subject to the fulfillment of their fiduciary duties as directors of the Company, the Nominees intend, if elected as directors of the Company, to cause the Company to enter into a Proposed Merger Agreement. The Proposed Merger Agreement would provide for a transaction in which shareholders of the Company would receive cash consideration per Share equal to the Offer Price.

     THIS CONSENT STATEMENT IS ONLY A REQUEST FOR CONSENTS TO THE PROPOSALS. IT IS NOT A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE.

                VOTING SECURITIES AND PRINCIPAL HOLDERS

     According to the Company's articles of incorporation, the shares of Company Common Stock constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Company Common Stock are entitled to execute consents. The Company stated in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, that, as of July 27, 1998, there were 218,601,033 shares of Company Common Stock outstanding. Each share of Company Common Stock entitles its record holder to one vote. Shareholders of the Company do not have cumulative voting rights.

     As reported by the Company in its Proxy Statement, dated March 16, 1998 (the 'Company Proxy Statement'), as of March 3, 1998, the only persons known to management to own beneficially more than 5% of the outstanding shares of Company Common Stock are named below.

                                                 NAME AND ADDRESS OF              AMOUNT AND NATURE OF    PERCENT
           TITLE OF CLASS                         BENEFICIAL OWNER                BENEFICIAL OWNERSHIP    OF CLASS
------------------------------------  -----------------------------------------   --------------------    --------
Common Stock                          FMR Corp.                                        15,908,145           7.23
                                      82 Devonshire Street
                                      Boston, Massachusetts 02109
The nature of ownership is as follows:
                                      Sole Voting Powers.......................           935,115
                                      Shared Voting Powers.....................                 0
                                      Sole Dispositive Powers..................        15,908,145
                                      Shared Dispositive Powers................                 0

     For information relating to the ownership of Company Common Stock by directors and executive officers of the Company, see Annex I.

              CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

     Parent is a Delaware corporation with its principal executive offices located at 101 Columbia Road, Morristown, NJ 07962. Parent is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. Parent is organized into eleven strategic business units and reports its results of operations in the following five business segments: Aerospace Systems, Specialty Chemicals & Electronic Solutions, Turbine Technologies, Performance Polymers and Transportation Products. Parent's products are used by major industries including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, agriculture, military and commercial aviation and aerospace and in the space program.

     Parent is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other documents with the Commission relating to its business, financial condition and other matters. These reports and other documents should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, (Suite 1400), Chicago, IL 60661. Copies of Parent's filings with the Commission should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains an Internet web site at http://www.sec.gov that should contain electronic copies of Parent's filings with the Commission. Copies of Parent's filings with the Commission should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and has not conducted any activities other than in connection with the Offer and this consent solicitation. The principal office of Purchaser is located at 101 Columbia Road, Morristown, NJ 07962. Purchaser is a wholly owned subsidiary of Parent. It is expected that, until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer or Proposed Merger, Purchaser will not have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and Proposed Merger.

     Certain information about the employees and representatives of Parent other than Nominees who may also assist Morrow in soliciting consents is set forth in the attached Annex II. Annex III sets forth certain information relating to the ownership of Shares by Purchaser, Parent, and certain of Parent's employees and representatives, and with respect to certain transactions between any of them and the Company.

                         BACKGROUND OF THE SOLICITATION

     Approximately one year ago, Lawrence A. Bossidy, Chairman and Chief Executive Officer of Parent, contacted Ralph D. DeNunzio, a director of the Company, to discuss the possible combination of Parent and the Company. Mr. Bossidy was subsequently informed that the Company Board had no interest in entertaining discussions concerning the possible combination of Parent and the Company.

     On July 29, 1998 Mr. Bossidy telephoned William J. Hudson, Chief Executive Officer and President of the Company, to discuss with him the possible combination of Parent and the Company. Mr. Bossidy was informed by an assistant to Mr. Hudson that Mr. Hudson was unavailable.

     On July 30, 1998, Mr. Bossidy delivered the following letter to Mr. Hudson:

        'July 30, 1998
        Mr. William J. Hudson
        Chief Executive Officer and President
        AMP Incorporated
        470 Friendship Road
        Harrisburg, PA 17111

        Dear Bill:

             I tried to reach you by telephone yesterday for purposes of setting up a meeting to discuss a combination of our two companies. In my view, a combination makes compelling business sense and would produce a unique opportunity for your shareowners to realize maximum value for their shares and would be in the long-term interest of your employees. I would like to meet with you as soon as possible, but I thought it would be useful to make a proposal for you to consider in advance of our meeting.

             AlliedSignal is prepared to offer $43.50 per share in cash for all of AMP's outstanding shares, a premium of about 50% over the current market value. We would consider a higher price if all or a significant portion of the consideration were AlliedSignal shares rather than cash. Cash, of course, would provide your shareowners the opportunity to realize today the future value of AMP, while equity on a tax free basis would give your shareowners the option to participate in the future growth of a new AlliedSignal/AMP enterprise. Our Board of Directors has approved the transaction, and adequate financing is available.

             AlliedSignal has annual revenues of $15 billion, with operations in the aerospace, automotive and engineered materials industries and with the demonstrated ability to achieve sales and earnings growth on a consistent basis. Our vision is to 'become a premier company, distinctive and successful in everything we do.' Since we began our Total Quality journey more than six years ago, our earnings per share have grown at a compound average annual rate of 21% and our market value has grown more than six-fold, from less than $4 billion to more than $25 billion.

             Recently, we have focused our resources on developing a diversified portfolio of high-growth, high-margin businesses as a means of being both competitive and successful in the new century. A particular area of interest is electronic materials, where we already have several offerings. Our strategic interest in this area would assure that AMP has the continued management and financial support necessary to maintain its leadership position in its own businesses.

             AlliedSignal offers the following:

                  Size and scale. We are a global company operating in some 40 countries, with the size and scale to realize economies in areas such as purchasing, marketing and shared business services.

                  Technology. Both our electronic materials businesses and our aerospace businesses can be both technology partners and customers. I am confident that there would be synergistic benefits to both our companies.

                  Management Team. Over the last six years we have developed an outstanding management team that has demonstrated the ability to lead in the 1990's and to cope with the issues that all of us will face as we move into the next century. Our management team is respected around the world -- by suppliers, by customers and by the investment community.

                  Operational Strength; Processes. We have a proven track record of operational success, increasing productivity by 5% or more for the past five years. Most recently, we have launched new initiatives across the company (which we refer to as 'six sigma') to ensure that we achieve world-class design and production capabilities.

                  Financial Strength; Credibility. We also have an excellent track record and a strong balance sheet.

             In addition, our size and diversity offer other benefits to AMP in a combination:

                  Consistent Performance. Our different businesses and geographical markets provide a buffer for a cyclical downturn in any one area. AMP cannot achieve that kind of consistent performance on its own.

                  Business Processes. AMP can take advantage of the business processes and best practices we have developed across a wide array of businesses in different industries.

                  Employees. Our businesses also would offer many more career opportunities for your employees. In addition, we have a state-of-the-art education program. For example, we have been able to drive our 'six sigma' initiatives throughout the company largely by using internal resources.

             If we are to be successful, both confidentiality and speed are of the essence. Hence, this proposal is conditioned on your keeping the existence of this letter and the proposal confidential, and I ask that you respond to me promptly. I am available to meet with you at your convenience next week and to begin discussions immediately. We are willing to discuss any and all concerns you may have.

             Bill, as you may know, I have thought about this possible combination for a long time, and I am convinced that together we will become a powerful force in the ever more competitive marketplace of tomorrow. If permitted, I will do all within my power to convince you of the merits of this combination.

             You can reach me at [telephone number omitted].

                                          Sincerely,

                                          /s/ Larry'

     On the morning of August 4, 1998, Mr. Bossidy attempted to contact Mr. Hudson and was informed that Mr. Hudson was unavailable. Mr. Hudson's assistant called later that day to inform Mr. Bossidy that Mr. Hudson would contact him no later than August 5, 1998. Also on the morning of August 4, 1998, Peter M. Kreindler, Senior Vice President, General Counsel and Secretary of Parent, attempted unsuccessfully to contact Charles W. Goonrey, Vice President and General Legal Counsel of the Company. Subsequent to these telephone calls, Mr. Bossidy sent the following letter to the Company Board:

        'August 4, 1998

        Board of Directors
        AMP Incorporated
        470 Friendship Road
        Harrisburg, PA 17111

             I am writing to you after my unsuccessful attempts to make contact with Bill Hudson to discuss a proposal for the strategic combination of our two companies in a manner that truly serves the vital best interests of the employees, customers, shareowners and communities of which we are a part. Specifically, in our letter of July 30 I proposed that AlliedSignal acquire all the outstanding shares of AMP for $43.50 per share in cash, or for a higher price if all or a significant portion of the consideration were AlliedSignal shares rather than cash.

             It is our desire to enter into direct discussions about this transaction with you. However, because Mr. Hudson has not responded to my calls and letter, we have decided to commence a tender offer for all outstanding shares of AMP for an enhanced price of $44.50 per share in cash. A combination is clearly in the best interests of both companies and all of their constituencies, and we are committed to completing it. The AlliedSignal Board of Directors has unanimously authorized this offer, and adequate financing is available. Accordingly, if AMP is unwilling to enter negotiations, AlliedSignal is prepared to initiate a consent solicitation to increase the size of the AMP Board of Directors and to add a majority of directors who will be responsive to our proposal.

             As I said in my letter to Mr. Hudson last week, and as I will tell you in person if you permit me to present our proposal in person, a combination of our companies makes compelling business sense and is consistent with both the letter and spirit of the laws governing businesses in Pennsylvania. I hope that we can work together in a professional and constructive manner so that your constituencies can enjoy the benefits of our combination as soon as possible. In particular:

                  For AMP shareowners, an acquisition of AMP shares for $44.50 in cash provides the opportunity to realize an immediate premium of about 55% over the market price of AMP's shares. If we exchange AlliedSignal shares for AMP shares on a tax-free basis, your shareowners would be able to participate in the future growth of a new AlliedSignal/AMP enterprise. We are confident that our business approach, which over the past six years has enabled us to grow earnings per share at a compound average annual rate of 21% and increase our market value six-fold, would create significant value if applied to AMP's business. AlliedSignal can also bring to bear on AMP's business the important advantages we have in size and scale, technology, management depth, operational excellence and financial strength. Finally, AMP shareowners would benefit from owning a stock with a demonstrated record of consistent performance.

                  For AMP employees, the size of AlliedSignal and scope of our businesses would offer many more career opportunities than they have currently. AlliedSignal has been named by Fortune as one of the best 100 companies in America for which to work.

                  For AMP customers, our business approach and Six Sigma operational initiatives ensure that we achieve world-class design and production capabilities in all our businesses, everywhere we operate.

             I look forward to speaking with you soon.

                                          Sincerely,

                                          Larry Bossidy
                                          Chairman and Chief Executive Officer'

     On August 4, 1998, Parent publicly announced its intention to commence the Offer.

     On August 10, 1998, Purchaser commenced the Offer and Mr. Bossidy sent the following letter to Mr. Hudson:

        'August 10, 1998

        Mr. William J. Hudson, Jr.
        President
        AMP Incorporated
        470 Friendship Road
        Harrisburg, PA 17111

        Dear Bill:

             As you know, we commenced our tender offer today. I also wanted to advise you that we will be filing materials with the Securities and Exchange Commission shortly to prepare to begin a consent solicitation.

             We continue to believe in the merits of the proposed combination for both our companies, and I want to reiterate that we strongly prefer to negotiate an agreement that best serves the vital interests of all of your shareowners, employees and other stakeholders. Therefore, I am again requesting a meeting with you to discuss our proposal in a professional and constructive manner. I am prepared to meet at a time and place convenient to you. I will call you tomorrow to ask when we can meet.

                                          Sincerely,

                                          Lawrence A. Bossidy
                                          Chairman and Chief Executive Officer'

     On August 11, 1998, Mr. Bossidy received the following letter from Mr.
Hudson:

        'August 11, 1998

        VIA FACSIMILE

        Mr. Lawrence A. Bossidy
        Chairman and Chief Executive Officer
        AlliedSignal, Inc.
        P.O. Box 3000
        Morristown, NJ 07962

        Dear Larry:

             I received your letter yesterday afternoon and am writing to let you know that I will pass on to the AMP Board of Directors your request for a meeting to discuss AlliedSignal's proposal. The AMP Board will be meeting in the near future to review the offer recently commenced by AlliedSignal. However, until the Board has an opportunity to consider the offer, as well as your request for a meeting, I believe that a meeting between us would be premature. If after considering the offer, the Board believes that a meeting would be appropriate, I will be in touch with you promptly following such a decision.

             I would appreciate your understanding on this matter.

                                          Sincerely,

                                          William J. Hudson,
                                          Chief Executive Officer and President'

                            SOLICITATION OF CONSENTS

     Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of Parent, Purchaser and their affiliates and by the Nominees. Consents will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.

     In addition, Parent and Purchaser have retained Morrow to assist in the solicitation, for which services Morrow will be paid a fee of $250,000 and will be reimbursed for its reasonable out-of-pocket expenses. Parent has also agreed to indemnify Morrow against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws. It is anticipated that between 50 to 75 persons will be employed by Morrow to solicit shareholders. Morrow is also acting as Information Agent in connection with the Offer, for which Morrow will be paid reasonable and customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

     Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the shares of Company Common Stock. Parent will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

     Lazard Freres & Co. LLC ('Lazard') and Goldman, Sachs & Co. ('Goldman Sachs') are acting as Dealer Managers in connection with the Offer and as investment bankers for Parent and Purchaser in connection with the Offer and related transactions. Parent and Purchaser have agreed to pay each of Lazard and Goldman Sachs $12,000,000 in connection therewith. Parent and Purchaser have also agreed to reimburse Lazard and Goldman Sachs for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their counsel and to indemnify Lazard and Goldman Sachs and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     In connection with the engagement of Lazard and Goldman Sachs as investment bankers, Parent and Purchaser anticipate that three representatives of Lazard and four representatives of Goldman Sachs may communicate in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of consents. Neither Lazard nor Goldman Sachs will receive any additional fee for or in connection with such solicitation activities by its representatives apart from the fees it is otherwise entitled to receive as described above.

     Certain information about the employees of Parent who are not Nominees and certain representatives of Purchaser and Parent who will assist Morrow in soliciting consents is set forth in Annex II. Annex III sets forth certain information relating to the ownership of shares of the Company Common Stock by Parent and Purchaser, their directors, executive officers, employees and representatives, and the Nominees, and with respect to transactions between any of them and the Company.

     The cost of the solicitation of consents to the Proposals will be borne by Parent. Parent will not seek reimbursement of the costs of this solicitation from the Company. Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and are expected to aggregate
approximately $   million, of which $  million has been spent to date. The
portion of such costs allocable solely to the solicitation of consents to the Proposals is not readily determinable.

                               CONSENT PROCEDURE

     Section 2524 of the PBCL states that actions may be authorized by shareholders by less than unanimous written consent if permitted by a corporation's articles of incorporation. Article IX of the Company's Articles of Incorporation provides that 'any action that may be taken at a meeting of the shareholders . . . may be taken without a meeting if proper consent is made to the action.' It further states that 'any such action may be taken without a meeting upon the written consent of shareholders that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting.'

     Section 1763 of the PBCL provides that, unless otherwise provided in a corporation's bylaws, if no record date has been fixed by the board of directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation. Section 1.7.2 of the Company By-laws provides that any shareholder seeking to have the shareholders of the Company authorize or take action by written consent shall, by written notice to the Secretary of the Company, request that the Company Board fix a record date. The Company Board is required to promptly, but in all events within 10 days of the date on which the request is received, adopt a resolution fixing the record date. If the Company Board does not fix a record date within 10 days after the receipt of the request, the record date for the solicitation will be the date on which the first signed consent is delivered to the Company. On August 11, Parent and Purchaser requested that the Company Board fix August 31, 1998 as the record
date for the consent solicitation made hereby. [On            , 1998, the
Company Board fixed            , 1998 as the Record Date.] [The Company Board
did not fix a record date for the solicitation made hereby prior to            ,
1998. On            , 1998, Parent delivered a signed consent to
the Company in favor of the Proposals. Accordingly, the Record Date is
           , 1998.]

EFFECTIVENESS AND REVOCATION OF CONSENTS

     The corporate actions proposed herein will be adopted when properly completed, unrevoked consents consenting to the Proposals are signed by the holders of record as of the close of business on the Record Date of a majority of the shares of Company Common Stock then outstanding, and such consents are delivered to the Company, provided that the requisite consents are so delivered within 90 days of the Record Date. The effectiveness of each Proposal is subject to, and conditioned upon, the adoption of all other Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding.

     Under Section 1.7.3 of the Company By-laws, the Secretary of the Company is required to designate an independent qualified inspector in connection with this consent solicitation. The inspector is required, as soon as practicable after receipt of written consents for adoption of the Proposals, to conduct such reasonable investigations as the inspector deems necessary or appropriate for the purpose of ascertaining the validity of the consents, including determining whether the holders of shares of Company Common Stock having the requisite voting power to authorize the Proposals have given consent. If after this investigation, the inspector determines that actions proposed by this consent solicitation have been validly taken, that fact is to be certified on the Company's records. Purchaser plans to present the results of a successful solicitation with respect to the corporate actions proposed herein to the Company as soon as possible.

     An executed consent card may be revoked by signing, dating and delivering a written revocation at any time prior to the date that the Company has received the required number of properly completed, unrevoked consents to authorize the proposed actions. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such holder. The revocation may be delivered either to Parent and Purchaser in care of Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022, or to the Company at 470 Friendship Road, Harrisburg, PA 17111 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Purchaser requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Parent and Purchaser in care of Morrow at the address set forth above, so that Parent and Purchaser will be aware of all revocations and can more accurately determine if and when unrevoked consents to the actions described in this Consent Statement have been received from the holders of record on the Record Date of a majority of outstanding shares of Company Common Stock.

SPECIAL INSTRUCTIONS

     If you were a record holder of shares of Company Common Stock as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the 'CONSENT', 'DOES NOT CONSENT' or 'ABSTAIN' box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope.

     If the shareholder signing, dating and returning the BLUE consent card has failed to check a box marked 'CONSENT', 'DOES NOT CONSENT' or 'ABSTAIN' for all of the Proposals, such shareholder will be deemed to have consented to all of the Proposals, except that such shareholder will not be deemed to have consented to the election of any Nominee whose name is written in on the consent card.

     PARENT AND PURCHASER RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent with respect to your shares of Company Common Stock and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the BLUE consent card to be signed representing your shares of Company Common Stock. Parent and Purchaser urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Parent and Purchaser in care of Morrow at the address set forth above so that Parent and Purchaser will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                               DISSENTERS' RIGHTS

     Shareholders of the Company are not entitled to dissenters' rights in connection with the Proposals.

     If a Proposed Merger is consummated involving all or part cash consideration, dissenters' rights would be provided in accordance with Section 1930(a) of the PBCL. In that event, any issued and outstanding shares of Common Stock held by persons who object to the Proposed Merger and comply with all the provisions of the PBCL concerning the right of holders of Shares to dissent from the Proposed Merger and require valuation of their shares of Company Common Stock will not be converted into the right to receive the consideration to be paid pursuant to the Proposed Merger but will become the right to receive payment of the 'fair value' of their shares of Common Stock (exclusive of any element of appreciation or depreciation in anticipation of the Proposed Merger).

     Dissenters' rights cannot be exercised at this time. Shareholders who will be entitled to dissenters' rights in connection with the Proposed Merger (or similar business combination) will receive additional information concerning any available dissenters' rights and the procedures to be followed in connection therewith before the shareholders have to take any action relating thereto.

     EXECUTING A WRITTEN CONSENT IN FAVOR OF THE PROPOSALS WILL NOT PREVENT A SHAREHOLDER FROM DEMANDING APPRAISAL OF HIS OR HER SHARES IN CONNECTION WITH THE PROPOSED MERGER.

                                   LITIGATION

     On August 4, 1998, Parent filed a complaint against the Company in the United States District Court for the Eastern District of Pennsylvania (the 'Complaint'). The Complaint seeks: (i) declaratory relief declaring the Dead Hand Provision of the Rights Agreement invalid; (ii) injunctive relief requiring the Company Board to redeem the Rights and exempt the Offer from the provisions of the Pennsylvania Business Combination Statute; (iii) declaratory and injunctive relief prohibiting any effort by the Company to manipulate or otherwise subvert the process of corporate democracy by (a) amending the Company By-laws, (b) increasing the size of the Company Board, (c) fixing a record date for determining shareholders entitled to execute consents in response to this consent solicitation more than ten (10) days after the date that Parent gives notice demanding that such a record date be fixed, or (d) taking any other action to frustrate the Offer or this consent solicitation that Parent is conducting to facilitate the Offer and Proposed Merger; and (iv) declaratory relief declaring that, to the extent that the Dead Hand Provision and other anti-takeover devices that preclude tender offers and consent solicitations are permitted under Pennsylvania law, such law is unconstitutional under the Supremacy and Commerce Clauses of the United States Constitution.

                                          ALLIEDSIGNAL INC.
                                          PMA ACQUISITION CORPORATION

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

Dated: August   , 1998

                                    ANNEX I
            SHARE OWNERSHIP OF THE COMPANY'S DIRECTORS AND OFFICERS

     The following is an excerpt from the Company Proxy Statement. Although Parent does not have any knowledge that would indicate that any information contained in such excerpt is inaccurate or incomplete, Parent does not take any responsibility for the accuracy or completeness of such information.

                        SECURITY OWNERSHIP OF DIRECTORS

     The following table identifies the total Common Stock ownership for each of the Company's directors as of March 3, 1998.

                                                                                            TOTAL BENEFICIAL
                                         AMOUNT AND NATURE OF         AMOUNT OF PHANTOM            AND
               NAME OF                   BENEFICIAL OWNERSHIP             OWNERSHIP         PHANTOM OWNERSHIP
           BENEFICIAL OWNER                (SHARES) (1)(2)              (SHARES) (3)            (SHARES)
--------------------------------------   --------------------         -----------------     -----------------
Ralph D. DeNunzio.....................             8,000(5)                  3,170             11,170 shares
Barbara H. Franklin...................             5,400(6)                  1,879              7,279 shares
Joseph M. Hixon III...................         1,653,385(7)                  7,897          1,661,282 shares
William J. Hudson, Jr. ...............           359,885(14)(15)            35,040(4)         394,925 shares
Joseph Magliochetti...................             2,000(8)                  1,945              3,945 shares
James E. Marley.......................           270,062(9)(14)(15)         25,737(4)         295,799 shares
Harold A. McInnes.....................            43,071                         0             43,071 shares
Jerome J. Meyer.......................             5,300(10)                 2,811              8,111 shares
John C. Morley........................             7,400(11)                 6,554             13,954 shares
Paul G. Schloemer.....................             8,000(12)                     0              8,000 shares
Takeo Shiina..........................             6,120(13)                 2,628              8,748 shares

------------

 (1) Each Director owns less than 1% of the Company's outstanding Common Stock.

 (2) Unless otherwise indicated, each director possesses sole voting and dispositive power (beneficial ownership) with respect to the shares set forth opposite his or her name. Numbers shown in this column include options the director has the right to acquire as beneficial owner within 60 days after March 3, 1998.

 (3) Numbers shown in this column include phantom shares: (i) credited to outside directors under the Outside Directors Deferred Stock Accumulation Plan, as described on page 8 of the Company Proxy Statement; and (ii) credited to outside and non-employee directors for compensation deferred at the election of the director, as described on page 7 of the Company Proxy Statement.

 (4) Designated executive officers of the Company may defer up to 50% of their base salary and all officers are entitled to defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account under the Company's Deferred Compensation Plan, as described in footnote 1 to the Summary Compensation Table on page 11 of the Company Proxy Statement. Such phantom shares are reported in this number. This number also includes phantom shares of Common Stock credited to the designated executive officer in an amount equal to the dividend earned on Performance Restricted Shares, as described in footnote 3 to the Summary Compensation Table on page 12 and footnote 3 to the Security Ownership of Executive Officers Table on page 20 of the Company Proxy Statement.

 (5) Mr. DeNunzio also holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

 (6) Ms. Franklin also holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

 (7) Mr. Hixon holds 15,791 and 122,192 of these shares in two limited partnerships and shares voting and dispositive powers. In addition to the beneficial ownership shown in the table, Mr. Hixon has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 7,392 shares

                                              (footnotes continued on next page)

(footnotes continued from previous page) of Common Stock of the Company. He also holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

 (8) Mr. Magliochetti also holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

 (9) In addition, 211 shares of Common Stock of the Company are owned by members of Mr. Marley's immediate family; Mr. Marley disclaims beneficial ownership of this stock. Additionally, 499 shares of Common Stock of the Company are owned by a member of the immediate family of Mr. Marley in a custodial account over which Mr. Marley has voting and dispositive powers; Mr. Marley disclaims beneficial ownership of this stock.

(10) Mr. Meyer also holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

(11) Mr. Morley also holds 2,000 options granted under the Company's Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

(12) Mr. Schloemer holds 1,400 of these shares of Common Stock of the Company in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers. In addition to the beneficial ownership shown in the table, he holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

(13) Mr. Shiina also holds 2,000 options granted under the Company's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1998.

(14) A portion of the shares reported for Messrs. Hudson and Marley are Performance Restricted Shares granted under the Company's 1993 Long-Term Equity Incentive Plan. Further, a portion of the shares reported for Messrs. Hudson and Marley are held in the Company's Savings and Trust Plan.

(15) Under the Company's former Bonus Plan (Stock Plus Cash), at December 31, 1997 Mr. Hudson also had 17,402 Stock Bonus Units. Some of the Stock Bonus Units held by Mr. Hudson will convert within 60 days after March 3, 1998 and are reported in this number. Under the current 1993 Long-Term Equity Incentive Plan, Mr. Hudson has 419,500 Stock Options, including 61,800 Stock Options transferred to a family limited partnership for the benefit of Mr. Hudson's immediate family; some of these Stock Options are exercisable within 60 days after March 3, 1998 and are reported in this number. Mr. Marley has 303,600 Stock Options; some of these Stock Options are exercisable within 60 days after March 3, 1998 and are reported in this number.

                    SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

     The following table from the Summary Compensation Table of the Company Proxy Statement identifies the total Common Stock Ownership of each of the following executive officers of the Company.

                                                                                         AMOUNT OF      TOTAL
                                           AMOUNT AND NATURE                              PHANTOM    BENEFICIAL
                                             OF BENEFICIAL               BENEFICIAL      OWNERSHIP   AND PHANTOM
           NAME AND ADDRESS OF                 OWNERSHIP               OWNERSHIP AS A    (SHARES)     OWNERSHIP
             BENEFICIAL OWNER                  (SHARES)               PERCENT OF CLASS      (3)       (SHARES)
------------------------------------------ -----------------          ----------------   ---------   -----------
William J. Hudson, Jr. ...................       359,885(1)(2)(4)        less than 1       35,040       394,925
  Harrisburg, Pennsylvania
James E. Marley ..........................       270,062(2)(4)           less than 1       25,737       295,799
  Harrisburg, Pennsylvania
Robert Ripp ..............................       101,028(4)              less than 1        6,024       107,052
  Harrisburg, Pennsylvania
Juergen W. Gromer ........................        39,942(4)              less than 1          158        40,100
  Langen, Germany
John E. Gurski ...........................        84,073(4)              less than 1       12,129        96,202
  Harrisburg, Pennsylvania
All Executive Officers (18 Persons) and
  Directors as a Group....................     2,896,211(1)(2)(4)               1.31      142,215     3,038,426

------------

(1) Three executive officers have the right to acquire an undeterminable number of shares under the Company's Bonus Plan (Stock Plus Cash) within 60 days after March 3, 1998.

(2) A portion of the shares reported for 17 executive officers are held in the Company's Employee Savings and Thrift Plan. Through further contributions to this plan, all 17 executive officers may acquire an undeterminable number of additional shares within 60 days after March 3, 1998.

(3) Numbers in this column include phantom shares credited to executive officers under a deferred compensation plan and/or in association with dividend reinvestment of Performance Restricted Shares issued to designated officers. Pursuant to the deferred compensation plan, designated executive officers may defer receipt of up to 50% of their annual base salary and all officers of the Company may defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account, as described in footnote 1 to the Summary Compensation Table on page 11 of the Company Proxy Statement. Dividends earned on Performance Restricted Shares are credited to the executive officer's account and are deemed to be invested in phantom shares of Common Stock. These phantom shares vest only when, and to the extend the associated Performance Restricted Shares vest, as described in footnote 3 to the Summary Compensation Table on page 12 of the Company Proxy Statement.

(4) In addition, a total of 8,782 shares are held by immediate family members of four executive officers, either directly or in a custodial account over which the executive officer has voting and dispositive powers; the executive officers disclaim beneficial ownership. Additionally, a director has a 2% residual beneficial interest, but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Company. Of the beneficial ownership reported in this number, 15,791 and 122,192 shares are held by a director in two limited partnerships over which he shares voting and dispositive powers, and another director holds 1,400 shares in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers. Also, nine directors hold a total of 64,000 options, some of which are exercisable within 60 days after March 3, 1998 and are reported in this number, and eighteen executive officers hold a total of 1,606,145 options, some of which are exercisable within 60 days after March 3, 1998 and are reported in this number, and 44,304 Stock Bonus Units, some of which will convert within 60 days after March 3, 1998 and are reported in this number. Of the total number of options held by executive officers and described above, 419,500 are held by Mr. Hudson, of which 61,800 have been transferred to a family limited partnership.

                                    ANNEX II
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF PARENT AND PURCHASER WHO ARE NOT NOMINEES AND CERTAIN EMPLOYEES AND
                 OTHER REPRESENTATIVES OF PARENT AND PURCHASER

     The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of (1) the employees of Parent and Purchaser who are not Nominees and (2) certain representatives of Parent and Purchaser who may assist Morrow in soliciting consents from the Company's shareholders. Information regarding Nominees is set forth in 'THE PROPOSALS -- Election of Nominees.' Unless otherwise indicated, each person listed below is employed by Parent and the principal business address of each person listed below is 101 Columbia Road, P.O. Box 4000, Morristown, New Jersey 07962-2497.

                                                                     PRESENT PRINCIPAL
  NAME AND PRINCIPAL BUSINESS ADDRESS                             OCCUPATION OR EMPLOYMENT
----------------------------------------  ------------------------------------------------------------------------
Robert J. Buckley                         Manager, Investor Relations
G. Peter D'Aloia                          Vice President, Planning and Development
Robert F. Friel                           Vice President and Treasurer
John W. Gamble, Jr.                       Assistant Treasurer
James V. Gelly                            Vice President, Finance, Aerospace Marketing, Sales & Service
  1944 East Sky Harbor Circle
  Phoenix, AZ 85034
Steven J. Golub                           Managing Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020
Peter Gross                               Vice President, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Robert S. Harrison                        Managing Director, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Yasushi Hatakeyama                        Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020
Peter Labbat                              Vice President, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
Mark T. McMaster                          Managing Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020
Wayne L. Moore                            Managing Director, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004
John L. Stauch                            Director, Investor Relations

                                   ANNEX III
                    SHARES HELD BY PURCHASER, PARENT, THEIR
            DIRECTORS AND EXECUTIVE OFFICERS, CERTAIN EMPLOYEES AND
         OTHER REPRESENTATIVES OF PURCHASER AND PARENT AND THE NOMINEES
          AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

     On July 31, 1998, a subsidiary of Parent purchased 100 shares of Company Common Stock for $29.6875 per share. Such shares were subsequently transferred to Parent. No part of the purchase price or market value of any of such shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares. Purchaser and Parent disclaim beneficial ownership of any shares of Company Common Stock owned by any pension plan of Parent or any affiliate of Parent.

     Both Lazard and Goldman Sachs engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, each of Lazard and Goldman Sachs may trade securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Lazard has informed Parent that, as of August 6, 1998, Lazard held a net long position of approximately 20,861 shares of Company Common Stock, and Goldman Sachs has informed Parent that, as of August 7, 1998, Goldman Sachs held a net long position of 800,000 shares of Company Common Stock.

     Except as disclosed in this Consent Statement, none of Parent, Purchaser, their directors or executive officers, the Nominees or the employees or other representatives of Purchaser or Parent named in Annex II owns any securities of the Company or any parent or subsidiary of the Company, beneficially or of record; has purchased or sold any such securities within the past two years; or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to such securities. Except as disclosed in this Consent Statement, to the best knowledge of Purchaser, Parent, their directors or executive officers, the Nominees and the employees and other representatives of Purchaser or Parent named in Annex II, none of their associates beneficially owns, directly or indirectly, any securities of the Company.

     Except as disclosed in this Consent Statement, none of Purchaser, Parent, their directors or executive officers, the Nominees, the employees or other representatives of Purchaser or Parent named in Annex II, or, to their best knowledge, their associates has any arrangement or understanding with any person
(1) with respect to any future employment by the Company or its affiliates or
(2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1997, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and executive officers of Parent or Purchaser and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since January 1, 1997, but Parent and Purchaser believes that the interest of such persons in such transactions is not material.

                                    ANNEX IV
                          FORM OF PROPOSED AMENDMENTS
                             TO THE COMPANY BY-LAWS

     1. Proposed Amendment to Section 2.2 of Article II

     Section 2.2 of Article II of the Company By-laws is amended, in its entirety, to read as follows:

          'The number of directors of the Corporation shall be twenty-eight. This Section 2.2 may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

     2. Proposed Amendment to Section 2.4 of Article II

     Section 2.4 of Article II of the Company By-laws is amended by replacing the first sentence thereof with the following:

          'Vacancies in the Board, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by the sole remaining director, provided, however, that any vacancies in the Board created by an amendment by shareholders of these By-laws shall be filled only by the affirmative vote of holders of a majority of the shares entitled to vote thereon. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares entitled to vote thereon.'

     3. Proposed Amendment to Section 1.7.2 of Article 1

     Section 1.7.2 of Article 1 is amended by adding the following sentence after the last sentence thereof:

          'Notwithstanding anything contained in any other provision of these By-laws, any shareholder seeking to nominate candidates for election to the Board pursuant to the shareholder action by written consent need not comply with any advance notification provisions contained in these By-laws, including, without limitation, Section 1.5.3 hereof. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares entitled to vote thereon.'

                                    APPENDIX 1

[BLUE CONSENT CARD]                                       [FORM OF CONSENT CARD]

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION
                SOLICITATION ON BEHALF OF ALLIEDSIGNAL INC. AND
                          PMA ACQUISITION CORPORATION

     Unless otherwise indicated below, the undersigned, a shareholder of record
of AMP Incorporated (the 'Company') as of the close of business on            ,
1998 (the 'Record Date'), hereby consents, pursuant to Sections 1766 and 2524 of the Pennsylvania Business Corporation Law and Article IX of the Company's articles of incorporation with respect to all shares of common stock without par value of the Company (the 'Company Common Stock') held by the undersigned, to the taking of the following actions without a meeting of the shareholders of the
Company:

 1. Amend Section 2.2 of Article II of the Company's By-laws (the 'Company By-laws') to fix the number of directors of the Company at twenty-eight.

    CONSENT  [ ]  DOES NOT CONSENT [ ] ABSTAIN [ ]

 2. Amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company's Board of Directors (the 'Company Board') created as a result of a shareholder amendment to the Company By-laws may be filled only by a vote of the Company's shareholders.

    CONSENT  [ ]  DOES NOT CONSENT  [ ] ABSTAIN [ ]
 3. Amend Section 1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate candidates for election to the Company Board pursuant to shareholder action by written consent need not comply with the advance notification provisions of the Company By-laws applicable to the nomination of candidates in connection with meetings of the shareholders.

    CONSENT  [ ]   DOES NOT CONSENT  [ ] ABSTAIN [ ]

 4. Elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X.
    Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M.Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (the 'Nominees') to serve as directors of the Company (or, if any such Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees).

    CONSENT  [ ]   DOES NOT CONSENT  [ ]  ABSTAIN

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL #4, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE 'CONSENTS' BOX ABOVE AND
WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE FOLLOWING
SPACE:

5. Repeal each provision of the Company By-laws or amendments thereto adopted subsequent to July 22, 1998 and prior to the effectiveness of all of the foregoing actions.

   CONSENT  [ ]  DOES NOT CONSENT  [ ] ABSTAIN

IF NO BOX IS MARKED WITH RESPECT TO ANY PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN-IN IN THE SPACE PROVIDED.

                                           Please sign exactly as name appears
                                           on stock certificate or on label
                                           affixed hereto. When shares are
                                           held by joint tenants, both should
                                           sign. In case of joint owners, each
                                           joint owner should sign. When
                                           signing as attornery, executor,
                                           administrator, trustee guardian,
                                           corporate officer, etc., give
                                           full title as such.

                                           Dated ........................., 1998

                                           Signature............................

                                           Signature if held jointly............

                                           Title or Authority...................

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

The provisions of the Consent Statement dated               , 1998
of AlliedSignal Inc. and PMA Acquisition Corporation, which more fully set forth the amendments to the Company By-Laws described in items 1, 2 and 3 above, including the precise wording of such amendments (see Annex IV), are incorporated herein by reference.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

The effectiveness of each proposal is subject to, and conditioned upon, the adoption of all the other proposals set forth above by the holders of record as of the close of business on the Record Date of a majority of the shares of the Company Common Stock then outstanding (including the receipt of consents from such holders to the election of each Nominee to the Company).



                                  STATEMENT OF DIFFERENCES

                  The section symbol shall be expressed as ...........'SS'